CREDIT AGREEMENT

dated as of

November 14, 2024

among

SURF AIR MOBILITY INC., as Borrower

THE PERSONS PARTY HERETO,
as Lenders,

and

CCP AGENCY, LLC,
as Agent

IF = IF 1 = 1 1 01 * IF COMPARE SECTION 1 = "1" 1 = 1 1 011 = 1

TABLE OF CONTENTS

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EXHIBITS

Exhibit A Form of Note

Exhibit B [Reserved]

Exhibit C Form of Assignment and Acceptance

Exhibit D Form of Notice of Borrowing

Exhibit E Form of U.S. Tax Compliance Certificate

SCHEDULES

Schedule A Commitments and Pro Rata Shares
Schedule 3.08 Indebtedness

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CREDIT AGREEMENT

This CREDIT AGREEMENT (as it may from time to time be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of November 14, 2024, by and among (i) the Persons from time to time party hereto as lenders (the “Lenders”), (ii) CCP AGENCY, LLC, a Delaware limited liability company (in its individual capacity, “Comvest”), as Agent (as defined below) for all Lenders, and (iii) SURF AIR MOBILITY INC., a Delaware corporation (the “Borrower”).

W I T N E S S E T H:

WHEREAS, in order to provide funds to finance (i) the payment of certain fees and expenses associated with the funding of the Loans hereunder, and (ii) other general corporate purposes, Borrower have requested that the Lenders extend to Borrower certain Loans (as defined below) pursuant to the terms and conditions of set forth in this Agreement; and

WHEREAS, the Lenders are willing to make the Loans, on a several basis, to Borrower on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I. DEFINITIONS

Section 1.01. Defined Terms. In addition to the other terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Accounts” shall mean “accounts” (as defined in the UCC).

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Affiliate” shall mean, with respect to any Person, any other Person in Control of, Controlled by, or under common Control with the first Person; provided, however, that none of Agent, any Lender nor any of their respective Affiliates shall be deemed an “Affiliate” of Borrower for any purposes of this Agreement solely as a result of owning or receiving any stock or other equity interests in Borrower or any Affiliate thereof.

“Agency Fee” shall have the meaning set forth in Section 2.02(c).

“Agent” shall mean Comvest in its capacity as administrative agent for all Lenders hereunder and any successor thereto in such capacity.

"Aggregate Delayed Draw Term Loan Commitment" shall mean $5,500,000, as the same may be reduced from time to time in accordance with this Agreement, including without limitation pursuant to Sections 2.01(b), 2.01(d) and 7.02.

“Aggregate Initial Term Loan Commitment” shall mean $44,500,000, as the same may be reduced from time to time in accordance with this Agreement, including without limitation pursuant to Section 2.01(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, statutes, ordinances, rules, regulations and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) order, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean a rate of interest equal to 5.00% per annum.

“Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit C attached hereto, or such other form as may be acceptable to Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 11.05(b)(iv).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 11.05(b)(i).

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by Agent, which date shall be no later than (and, without the consent of Borrower, no earlier than) the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.05(b), and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.05(b).

“Borrower” has the meaning set forth in the Preamble.

“Business Day” shall mean (a) a day other than (i) a Saturday, (ii) a Sunday, or (iii) a day on which banking institutions in the State of New York are authorized or required by Applicable Law or executive order to close.

“Capitalized Lease” shall mean any lease which is or is required to be capitalized on the balance sheet of the lessee thereunder as a finance lease (and not, for the avoidance of doubt, as an operating lease) in accordance with GAAP.

“Capitalized Lease Obligation” shall mean with respect to any Person, the amount of the liability which reflects the amount of all future payments under all Capitalized Leases of such Person as at any date, determined in accordance with GAAP.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Letter of Credit” shall have the meaning set forth in Section 4.01(c) (including any substitutions thereof issued in accordance with the terms herein).

“Closing Payment” shall mean $712,500, which shall be payable in accordance with Section 2.02(b) on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended and as in effect from time to time.

“Collateral” shall mean “Collateral” as defined in the Security Agreement.

“Commitments” shall mean, with respect to any Lender, its Delayed Draw Term Loan Commitment and its Initial Term Loan Commitment, and with respect to all Lenders, the Delayed Draw Term Loan Commitment and the Aggregate Initial Term Loan Commitment.

“Comvest” shall have the meaning set forth in the Preamble.

“Confidential Information” shall mean information that Borrower furnishes to Agent or any Lender pursuant to any Loan Document concerning Borrower, its Subsidiaries and their business, operations, assets, and existing and contemplated business plans, but does not include any such information once such information has become, or if such information is, generally available to the public other than through a breach of the confidentiality provisions of this Agreement or other applicable confidentiality provisions.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of any breakage costs and other technical, administrative or operational matters) that Agent reasonably decides, after consultation with Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent reasonably decides (after consultation with Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” shall mean any indenture, contract, lease, license or other agreement (other than this Agreement or any other Loan Document) to which Borrower is a party or to which any property or any asset of Borrower is subject to or bound by.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Default” shall mean any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Draw Term Loans” shall mean the loans from time to time made pursuant to Section 2.01(b).

“Delayed Draw Term Loan Commitment” shall mean, with respect to any Delayed Draw Term Loan Lender, such Lender's Pro Rata Share of the Aggregate Delayed Draw Term Loan Commitment, which as of the Closing Date is set forth on Schedule A hereto.

“Delayed Draw Term Loan Commitment Period” shall mean the period commencing on the first Business Day following the Closing Date and ending on the Delayed Draw Term Loan Commitment Termination Date.

“Delayed Draw Term Loan Commitment Termination Date” shall mean the earlier to occur of (a) May 14, 2026, and (b) the date on which the Aggregate Delayed Draw Term Loan Commitment is reduced to $0 or terminates pursuant to Section 2.01(b) or 7.02 or otherwise; provided if such date shall fall on a day other than a Business Day, such date shall be the immediately preceding Business Day.

“Delayed Draw Term Loan Lender” shall mean, as of any date of determination, each Lender having a Delayed Draw Term Loan Commitment or holding all or any portion of the outstanding Delayed Draw Term Loans.

“Disclosure Schedule” shall mean the disclosure schedules attached hereto.

“Disqualified Institution” means, collectively, (a) any competitor of the Borrower or any of its Subsidiaries (each such person, a “Competitor”) identified in writing by the Borrower from time to time to Agent and (b) any Affiliate of such Competitor to the extent that such Affiliate is clearly identifiable solely on the basis of the similarity of its name or is identified in writing by the Borrower to Agent.

“Division/Series Transaction” shall mean, with respect to any Person, that any such Person (a) divides into two or more Persons (whether or not the original Person survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” or “$” shall mean United States Dollars, lawful currency for the payment of public and private debts.

“Event of Default” shall have the meaning set forth in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Tax” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans or Commitment (other than pursuant to an assignment request by Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.07, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.07(a)-(d), and (d) any withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among government authorities and implementing such sections of the Code.

“Fiscal Year” shall mean the fiscal year of Borrower which ends on December 31 of each year.

“Fiscal Quarter” shall mean a fiscal quarter of Borrower, ending March 31, June 30, September 30 or December 31 of each calendar year.

“Floor” means a rate of interest equal to 1.00% per annum.

“Foreign Lender” shall have the meaning set forth in Section 2.07(b).

“Foreign Plan” shall mean any employee benefit maintained or contributed to by Borrower that is not subject to United States laws providing for post-employment benefits.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Loans” means the original principal amount of funded Initial Term Loans and Delayed Draw Term Loans.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Government Approval” shall mean an authorization, consent, non-action, approval, license, grant, or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.

“Guaranteed” or to “Guarantee”, as applied to any Indebtedness, liability or other obligation, shall mean (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement (other than endorsements of negotiable instruments for collection in the Ordinary Course of Business), of any part or all of such Indebtedness, liability or obligation, and (b) an agreement, contingent or otherwise, and whether or not constituting a guaranty, assuring, or intended to assure, the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Indebtedness, liability or obligation by any means (including, without limitation, the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds).

“Indebtedness” shall mean (without duplication), with respect to any Person, (a) any and all obligations or liabilities, contingent or otherwise, of such Person for borrowed money, (b) any and all obligations of such Person represented by promissory notes, bonds, debentures or the like, or on which interest charges are customarily paid, (c) any and all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) any and all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables and accrued expenses incurred in the Ordinary Course of Business, but including any earn-out, hold-backs or similar contingent obligations to the extent such earn-out, hold-back or similar contingent obligation is required to be disclosed as a liability on the balance sheet in accordance with GAAP), (e) any and all Capitalized Lease Obligations of such Person, (f) any and all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances, or in respect of financial or other hedging obligations, (g) any and all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product with respect to such Person, and (h) any and all Guarantees, endorsements (other than for collection in the Ordinary Course of Business) and other contingent obligations of such Person in respect of the obligations of others. For purposes of this definition, (i) the amount of any Indebtedness represented solely by a Guarantee or other similar instrument shall be the lesser of the amount of the obligations Guaranteed and still outstanding and the maximum amount for which the Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is contractually limited or is recourse solely to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such identified assets to which recourse is limited.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Term Loan” shall mean the term loan made pursuant to Section 2.01(a).

“Initial Term Loan Commitment” shall mean, with respect to any Lender, the percentage equal to such Lender’s share of the Aggregate Initial Term Loan Commitment, in each case as set forth beside such Lender’s name under the applicable heading on Schedule A to this Agreement.

“Initial Term Loan Lender” shall mean, as of any date of determination, each Lender having an Initial Term Loan Commitment or holding all or any portion of the outstanding Initial Term Loans.

“Interest Payment Date” shall mean, with respect to any Loan, (i) the last Business Day of each calendar month and (ii) the final maturity date of such Loan.

“Interest Period” means the period commencing on the date such Loan is borrowed, or the date the prior Interest Period for such Loan ends, and ending on the date one month, three months or six months thereafter as selected by Borrower; provided, that: (a) if any Interest Period would otherwise end of a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day which there is no numerically corresponding day in the calendar month at the of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) the first Interest Period selected by Borrower may be an irregular Interest Period ending on the last Business Day of month one, three or six months after the Closing Date.

“LamVen Note” means that certain Secured Promissory Note, dated as of November 14, 2024, by and among, the Borrower, certain subsidiaries of the Borrower and LamVen LLC, as amended, restated, amended and restated, modified or supplemented from time to time.

“Lender Approved Bank” means (i) HSBC, (ii) any of Citibank, Wells Fargo, Barclays, Bank of America, Morgan Stanley and JPMorgan, or (iii) any other U.S.-based bank with a rating by S&P or Moody’s of at least A-/A3 that is reasonably acceptable to Agent; provided, that if any proceeding under any bankruptcy, insolvency or other similar Applicable Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property shall have occurred in respect of any of the foregoing Persons, or if the long-term issuer credit rating of any such Person by both S&P or Moody’s is reduced by at least three notches from the current A+ / AA3 rating, such Person shall no longer be a “Lender Approved Bank”.

“Lenders” shall have the meaning set forth in the Preamble.

“Letter of Credit” means a letter of credit with Agent as the beneficiary that has substantially equivalent terms to the Closing Date Letter of Credit (including, for the avoidance of doubt, a face amount of not less than $50,000,000 (less any amounts of any partial draws made under the Closing Date Letter of Credit from time to time)), a period of not less than thirty (30) days advance written notice prior to the last day of the then-current expiration date of non-renewal or non-reissuance, a final termination date of not earlier than May 31, 2029, and no conditions to the making of draws thereunder (except as set forth in the Closing Date Letter of Credit), or other terms reasonably acceptable to Agent.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Loan Commitment” shall mean, with respect to any Lender, the percentage equal to such Lender’s Initial Term Loan Commitment and Delayed Draw Term Loan Commitment, in each case as set forth beside such Lender’s name under the applicable heading on Schedule A to this Agreement.

“Loan Documents” shall mean the collective reference to this Agreement, the Notes, the Closing Date Letter of Credit, the Security Agreement, and any and all other agreements, instruments, certificates and other documents as may be executed and delivered by Borrower in connection with the foregoing, in each case, as same may be amended, modified, supplemented and/or restated from time to time.

“Loans” shall mean collectively, the Initial Term Loans and the Delayed Draw Term Loans.

“Material Adverse Effect” shall mean any event, act, omission, condition or circumstance which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, properties, assets or financial condition of Borrower, (b) the ability of Borrower to perform any of its payment obligations (taken as a whole) under the Loan Documents taken as a whole, or (c) the validity or enforceability of, or Agent’s or Lenders’ rights and remedies (taken as a whole) under, the Loan Documents taken as a whole.

“Maturity Date” shall mean November 14, 2028. If such date is not a Business Day, the immediately preceding Business Day.

“Note Purchase Agreement” shall mean that certain Convertible Note Purchase Agreement, dated as of June 21, 2023 and amended as of November 14, 2024 between Partners For Growth V, L.P. and the Borrower, as amended, restated, amended and restated, modified or supplemented from time to time.

“Note Exchange Agreement” shall mean that certain Note Exchange Agreement, dated as of November 14, 2024 among LamVen LLC, Surf Air Global Limited and the Borrower.

“Note” shall mean any promissory note of Borrower issued to a Lender with respect to the Loans and Commitments, as described in Section 2.01(f).

“Notice of Borrowing” shall mean a written notice executed by a duly authorized officer of Borrower in the form of Exhibit D or such other form as shall be approved by Agent.

“Obligations” shall mean the collective reference to all Indebtedness (including without limitation, all of the Loans) and all of the other liabilities and obligations of every kind and description owed by Borrower to Agent and the other Secured Persons from time to time under or pursuant to this Agreement, the Notes, the Security Agreement and the other Loan Documents, however evidenced, created or incurred, fixed or contingent, now or hereafter existing, due or to become due, and whether for principal, interest, fees, premiums, expenses, indemnification or other amounts (including interest, fees, premiums, expenses, indemnification or other amounts that, but for the filing of a petition in bankruptcy or other insolvency event with respect to Borrower, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest, fees, premiums, expenses, indemnification or other amounts in the related bankruptcy or insolvency proceeding).

“OFAC” shall have the meaning set forth in Section 3.20.

“Ordinary Course of Business” shall mean, in respect of any action or omission taken or not taken by any Person, the ordinary course of such Person’s business, as conducted by such Person consistent with past practices or otherwise pursuant to the reasonable requirements of such business.

“Organic Documents” shall mean, as applicable, with respect to any Person that is an entity, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement and such other governance documents of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, recording, filing, or other similar taxes that arise from any payment made under, or from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than any assignment at Borrower’s request).

“Paid in Full” and “Payment in Full” mean, with respect to any or all of the Obligations, as the context requires, that all of such Obligations (whether now existing or hereafter arising, but excluding unasserted contingent indemnification Obligations) have been paid in full in cash and all of the Commitments have been terminated, in each case in accordance with the terms and conditions of this Agreement.

“Park Lane” shall mean Park Lane Investments LLC.

“Participant Register” shall have the meaning set forth in Section 8.01.

“Payment Recipient” shall have the meaning set forth in Section 10.15(a).

“Person” shall mean any individual, partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Prepayment Premium” shall have the meaning set forth in Section 2.02(f).

“Pro Rata Share” shall mean (a) with respect to all matters relating to any Lender with respect to the Initial Term Loan, the percentage obtained by dividing (i) the Initial Term Loan Commitment of that Lender by (ii) the Aggregate Initial Term Loan Commitment (provided, after the Closing Date, the applicable outstanding principal balances of the Initial Term Loan held by such Lender and all Lenders, respectively, shall be used in lieu of the Initial Term Loan Commitment and the Aggregate Initial Term Loan Commitment in both clauses (i) and (ii)) (b) with respect to all matters relating to any Lender with respect to the Delayed Draw Term Loans, the percentage obtained by dividing (i) the Delayed Draw Term Loan Commitment of that Lender plus, without duplication, the outstanding principal balance of the Delayed Draw Term Loans held by that Lender by (ii) the Aggregate Delayed Draw Term Loan Commitment plus, without duplication, the aggregate outstanding principal balance of the Delayed Draw Term Loans held by all Lenders, and (c) with respect to any other matters set forth in this Agreement and other Loan Documents, the percentage obtained by dividing (i) the Commitments and/or Loans of that Lender (in the manner provided in the foregoing clauses (a) and (b)), by (ii) the aggregate Commitments and/or Loans of all Lenders (in the manner provided in the foregoing clauses (a) and (b)).

“Recipient” shall mean (a) Agent, or (b) any Lender, as applicable.

“Register” shall have the meaning set forth in Section 8.02.

“Reimbursement Agreement” shall have the meaning set forth in Section 4.01(b).

“Related Fund” shall mean, with respect to any Lender, (i) any fund, trust or similar entity that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) the same investment advisor that manages such Lender or (d) an Affiliate of an investment advisor that manages such Lender or (ii) a finance company, insurance company or other financial institution which temporarily warehouses loans for such Lender or any Person described in clause (i) above.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, co-agents, sub-agents, consultants, attorneys, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Transaction Documents” shall mean the Reimbursement Agreement, Note Purchase Agreement, Note Exchange Agreement and LamVen Note.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Governmental Authority” means any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, having jurisdiction over the Borrower or any material portion of its properties.

“Required Lenders” shall mean Lenders having Pro Rata Shares the aggregate amount of which exceeds fifty percent (50%) of the principal amount of the outstanding Loans and unfunded Commitments, collectively; provided, that so long as Comvest and its Affiliates are Lenders holding, collectively, at least twenty five percent (25%) of the principal amount of the outstanding Loans in the aggregate, Comvest (or one of its Affiliates) shall be required to be included in the determination of “Required Lenders”.

“Responsible Officer” shall mean the chief executive officer, the president, chief financial officer, treasurer, vice president or chief operating officer of Borrower, or any other officer having substantially the same authority and responsibility.

“Sanctioned Country” shall have the meaning set forth in Section 3.20.

“Sanctions” shall have the meaning set forth in Section 3.20.

“SDN List” shall have the meaning set forth in Section 3.20.

“Secured Persons” shall mean Agent and the Lenders.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, by and among Borrower and Agent, for its benefit and the benefit of the other Secured Persons, as the same may be amended, modified, supplemented and/or restated from time to time.

“Specified Event of Default” means an Event of Default under Section 7.01(b)(x)(i) or (ii), Section 7.01(b)(y), Section 7.01(e) or Section 7.01(f) (other than in the case of any case or proceeding commenced directly or indirectly by or on behalf of Agent or any Lender or Affiliate thereof).

“Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement, dated as of November 14, 2024, by and among, CCP Agency, LLC, in its capacity as Tier 1 Agent (as defined therein), Park Lane, in its capacity as Tier 2 Agent (as defined therein), LamVen LLC, in its capacity as Tier 3 Agent (as defined therein), LamVen LLC, in its capacity as Tier 4 Agent (as defined therein) and Partners For Growth V, L.P, as amended, restated, amended and restated, modified or supplemented from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any other Person of which an aggregate of more than 50% of the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or other comparable body) of such other Person is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or a combination thereof, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such shares of stock or other equity interests whether by proxy, agreement, operation of Applicable Law or otherwise.

“Target” shall mean the Person, or business or the assets of a Person, acquired in an Acquisition permitted hereunder.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trade Announcement” shall have the meaning set forth in Section 9.14.

“Treasury Regulations” shall mean the United States Treasury regulations issued pursuant to the Code from time to time.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York (or of any other state the Applicable Laws of which are required to be applied in connection with the perfection of security interests in any Collateral) on the Closing Date and hereafter from time to time.

“U.S. Government Securities Business Day” means any date except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.02. Accounting Terms and Determinations; Capital Leases.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP as in effect from time to time consistently applied. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either Borrower, Agent or Required Lenders shall so request, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until agreed to by Borrower and the Required Lenders, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and the Lenders financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of Borrower or other Person at “fair value”, as defined therein.

Notwithstanding anything to the contrary above or in the definitions of “Capitalized Leases” and “Capitalized Lease Obligations”, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.

Section 1.03. Other Definitional Provisions and References. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” unless otherwise specifically provided. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively, and references to “to” or “until” any date mean, unless otherwise specified, “to but excluding”. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of Borrower under this Agreement and each Loan Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Unless otherwise specified herein, references to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. Unless otherwise specified herein, references to any agreement, instrument or document (i) shall include all schedules, exhibits, annexes and other attachments thereto and (ii) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document). Unless otherwise specified herein, any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns. Unless otherwise specified herein, any reference herein to the word “shall” will be interpreted as mandatory, rather than precatory. Unless otherwise specified herein, any reference herein to the word “shall” will be interpreted as mandatory, rather than precatory. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Unless otherwise expressly stated, Dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar equivalents thereof (as determined in good faith by Agent) as of such date of measurement.

II. GENERAL TERMS

Section 2.01. Loans.

(a) Initial Term Loan.

(i) Initial Term Loan Commitment/Borrowings. Subject at all times to all of the terms and conditions of this Agreement (including, without limitation, Sections 4.01 and 4.02), each Lender hereby severally agrees as to itself only (and not on behalf of any other Lender) to make a term loan to Borrower in such Lender’s applicable Pro Rata Share of the Aggregate Initial Term Loan Commitment (collectively, the “Initial Term Loan”). The Initial Term Loan shall be borrowed in a single borrowing on the Closing Date, and the Initial Term Loan Commitment of each Lender shall terminate concurrently with the making of the Initial Term Loan on the Closing Date by each such Lender in the amount of such Loans, and in any event any unused Initial Term Loan Commitment shall terminate at the close of business on the Closing Date. Any principal amounts repaid in respect of the Initial Term Loan may not be reborrowed. Neither any Lender nor Agent shall be responsible for the failure of any Lender to fund its Pro Rata Share of the Initial Term Loan required hereunder.

(ii) Notice of Borrowing/Borrowing Procedures. Borrower shall deliver to Agent a Notice of Borrowing with respect to the Initial Term Loan no later than one (1) Business Day prior to the Closing Date (any such Notice of Borrowing received by Agent after 12:00 noon New York time on any day shall be deemed delivered to Agent on the next succeeding Business Day). Promptly upon receipt of such Notice of Borrowing, Agent shall advise each Initial Term Loan Lender thereof. Not later than 12:00 noon New York time on the date of such proposed advance, each Initial Term Loan Lender shall provide Agent at the office or account specified by Agent with immediately available funds covering such Lender’s applicable Pro Rata Share of such advance and, so long as Agent has not received written notice that the conditions precedent set forth in Section 4.01 and 4.02 with respect to such advance have not been satisfied, and upon receipt of all such requested funds, Agent shall pay over the funds received by Agent on the requested advance date in accordance with the funds flow memorandum delivered with the applicable Notice of Borrowing. Such advance shall be on a Business Day.

(iii) Repayment at Maturity. Unless sooner due and payable by reason of an Event of Default or otherwise in accordance with this Agreement, Borrower shall pay the outstanding principal balance of the Initial Term Loan, together with all accrued and unpaid interest and all fees and expenses due and owing in accordance with the terms hereof, in full on the Maturity Date.

(b) Delayed Draw Term Loans.

(i) Delayed Draw Term Loan Commitment/Borrowings. Subject at all times to all of the terms and conditions of this Agreement (including, without limitation, Section 4.02), from time to time on any Business Day during the Delayed Draw Term Loan Commitment Period, each Delayed Draw Term Loan Lender hereby severally agrees as to itself only (and not on behalf of any other Lender) to make loans to Borrower in such Lender's Pro Rata Share of the aggregate amount of each advance under the Delayed Draw Term Loan Commitment in accordance with clause (ii) below to the extent of the then available Aggregate Delayed Draw Term Loan Commitment. The Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender (along with the Aggregate Delayed Draw Term Loan Commitment) shall be reduced by the amount of each such advance made by such Delayed Draw Term Loan Lender on the date that each such advance is made, and the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender, along with the Aggregate Delayed Draw Term Loan Commitment, shall terminate on the last day of the Delayed Draw Term Loan Commitment Period or such date that the Aggregate Delayed Draw Term Loan Commitment is equal to $0. Any principal amounts repaid in respect of the Delayed Draw Term Loans may not be reborrowed. Neither any Lender nor Agent shall be responsible for the failure of any Delayed Draw Term Loan Lender to fund its Pro Rata Share of the Delayed Draw Term Loans required hereunder.

(ii) Borrowing Procedures. On each Interest Payment Date, subject to the conditions precedent set forth in Section 4.02, the Delayed Draw Term Loan Lenders shall advance a Delayed Draw Term Loan under the Delayed Draw Term Loan Commitment in an amount equal to $305,556 (or if less, the amount of the entire remaining Aggregate Delayed Draw Term Loan Commitment), and not later than 12:00 noon New York time on such date, each Delayed Draw Term Loan Lender shall provide Agent at the office specified by Agent with immediately available funds covering such Lender's applicable Pro Rata Share of such advance and, so long as Agent has not received written notice that the conditions precedent set forth in Section 4.02 with respect to such advance have not been satisfied and upon receipt of all requested funds, Agent shall apply such funds to any interest payment required to be paid by Borrower on or prior to such date on such Interest Payment Date (or, upon the Borrower’s prior written request, at the Borrower’s election solely if such funds are not made available on the Interest Payment Date, the Agent shall (i) pay over all or a specified portion of such funds to the Borrower to reimburse the Borrower for any interest payment previously made in cash by the Borrower, or (ii) hold all or a specified portion of such funds in trust for the Borrower to be applied, at the Borrower’s written direction, to any subsequent interest payment required hereunder). Notwithstanding the foregoing, if Borrower shall have delivered to Agent no later than three (3) Business Days prior to such Interest Payment Date a written notice requesting not to borrow a Delayed Draw Term Loan on such Interest Payment Date, or to borrow a Delayed Draw Term Loan in a lesser amount (but not less than $50,000 (or if less, the amount of the entire remaining Aggregate Delayed Draw Term Loan Commitment)), such request shall be given effect and such Delayed Draw Term Loan shall not be made, or shall be made in such lesser amount, as so specified.

(iii) Repayment at Maturity. Unless sooner due and payable by reason of an Event of Default or otherwise in accordance with this Agreement, Borrower shall pay the outstanding principal balance of the Delayed Draw Term Loans, together with all accrued and unpaid interest and all fees and expenses due and owing in accordance with the terms hereof, in full on the Maturity Date.

(c) Voluntary Loan Prepayments and Delayed Draw Term Loan Commitment Reductions

(i) All or any portion of the unpaid principal balance of the Term Loans, together with all accrued and unpaid interest on the principal amount being prepaid, may at Borrower’s option be prepaid in whole or in part, at any time or from time to time, upon at least three (3) Business Days’ prior written notice by 12:00 p.m. to Agent, with payment accompanied by a Prepayment Premium, if any, as provided in Section 2.02(f).

(ii) Voluntary Aggregate Delayed Draw Term Loan Commitment Reduction. Borrower may from time to time, on not less than five (5) Business Days' prior written notice received by Agent, permanently reduce the Aggregate Delayed Draw Term Loan Commitment (to be applied to each Lender's individual Delayed Draw Term Loan Commitment on a pro rata basis according to each Lender's respective Pro Rata Share thereof). Any such reduction shall be in an amount not less than $500,000 (or if less, the amount of the entire remaining Aggregate Delayed Draw Term Loan Commitment) or a higher integral multiple of $250,000.

(d) [Reserved].

(e) Application of Prepayments. All voluntary prepayments of the Loans shall be applied to the Loans on a pro rata basis until the Loans are Paid in Full.

(f) Notes. Upon the request of any Lender, the Loans shall be evidenced by a Note of Borrower payable to such Lender or its registered assigns substantially in the form of Exhibit A attached hereto. The terms of such Note, if any, are incorporated into this Agreement by this reference.

Section 2.02. Interest, Certain Payments, Fees and Premiums.

(a) Interest.

(i) Subject to subsections 2.02(a)(iii) and 2.04, each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to Term SOFR, plus the Applicable Margin. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR. It is understood and agreed that: (1) clause (a) of the definition of Term SOFR for the first Interest Period shall be deemed to commence on the Closing Date and continue to and excluding the last Business Day of the first full calendar month ended thereafter, and such Term SOFR for such first Interest Period shall be determined as of two (2) Business Days prior to the Closing Date, and (2) clause (a) of the definition of Term SOFR for each Interest Period thereafter shall be determined as of two (2) Business Days prior to the first Business Day of each such Interest Period.

(ii) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans.

(iii) Such interest rate shall be increased by two percent (2.00%) per annum (“Default Rate Interest”) at the election of the Required Lenders or Agent (so long as Comvest or its Affiliates are Lenders holding, collectively, at least twenty five percent (25%) of the principal amount of the outstanding Loans in the aggregate) upon the occurrence and during the continuance of any Event of Default, which such election evidenced by Agent and the Required Lenders delivering written notice of such election to Borrower (it being understood and agreed that the Default Rate Interest shall, at the election of Agent and the Required Lenders, apply retroactively back to the date the applicable Event of Default first occurred).

(b) Closing Payment. Borrower shall pay the Closing Payment to Agent, for the benefit of the Lenders based on their Pro Rata Shares thereof, on the Closing Date upon the execution and delivery of this Agreement as compensation for the making of the Initial Term Loan on the Closing Date. The Closing Payment shall be deemed fully earned on the Closing Date, subject to the occurrence of the Closing Date, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances. The parties agree that for federal and state income tax purposes, the Closing Payment shall be treated as an adjustment to issue price of the Loans in accordance with Treasury Regulation Section 1.1273-2(g)(2), and the parties will file all their tax returns (including information returns) in a manner consistent with this Section 2.02(b) unless there is a “determination” within the meaning of Code section 1313 to the contrary.

(c) Agency Fee. Borrower shall pay to Agent, for its own account, a fully earned and non-refundable annual administrative fee of $50,000 per annum, which fee will be due and payable in advance in equal quarterly installments of $12,500, commencing on the Closing Date (which installment shall be pro-rated for the period beginning on the Closing Date and ending on the last day of the calendar quarter ending December 31, 2024) and then on the last Business Day of each calendar quarter occurring thereafter (the “Agency Fee”).

(d) [Reserved].

(e) [Reserved].

(f) Prepayment Premium. In the event of any repayment or prepayment of all or any portion of the Loans for any reason whatsoever prior to the eighteen (18)-month anniversary of the Closing Date (including without limitation as a result of any acceleration of all or any portion of the Loans, or termination or reduction of all or any portion of the Commitments, resulting from an Event of Default, a foreclosure and sale or other disposition of Collateral, any sale of Collateral in any bankruptcy or insolvency proceeding, a voluntary prepayment, and in each case, whether before or after the occurrence of an Event of Default or the commencement of any bankruptcy or insolvency proceeding, and notwithstanding any acceleration (for any reason) of all or any portion of the Obligations) each, an “Applicable Prepayment Event”), in addition to the payment of the subject principal amount and all unpaid accrued and unpaid interest thereon, Borrower shall be required to pay to Agent, for the benefit of the Lenders based on their respective Pro Rata Shares thereof, a prepayment premium (as liquidated damages and compensation for the costs of the Lenders being prepared to make funds available hereunder with respect to the Loans) in an amount (which shall not be less than zero) equal to (the “Prepayment Premium”) the monthly interest rate with respect to the Loans that would be due and owing pursuant to Section 2.02(a)(i) for each full calendar month ending after the Applicable Prepayment Event and the resulting prepayment of the Loans (without duplication of any accrued unpaid interest required to be paid in connection with such prepayment) through and including the eighteen (18)-month anniversary of the Closing Date. The Prepayment Premium shall be deemed fully earned, and be immediately due and payable, upon the date that the Applicable Prepayment Event occurs (regardless of whether or not all or any portion of the principal amount (or of the Aggregate Delayed Draw Term Loan Commitment) subject to such Applicable Prepayment Event has then been paid or otherwise terminated), and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances. Borrower acknowledges and agrees that (x) the provisions of this Section 2.02(f) shall remain in full force and effect notwithstanding any rescission by Agent or Required Lenders of an acceleration with respect to all or any portion of the Obligations pursuant to Section 7.02 or otherwise (provided, that to the extent of any such rescission, any subsequently charged Prepayment Premium shall not be in duplication of any Prepayment Premium previously paid), (y) payment of any Prepayment Premium under this clause Section 2.02(f) constitutes liquidated damages and not a penalty and (z) the actual amount of damages to Agent and the Lenders or profits lost by Agent and the Lenders as a result of such prepayment would be impracticable and extremely difficult to ascertain, and the Prepayment Premium under this Section 2.02(f) is provided by mutual agreement of Borrower, Agent and Lenders as to a reasonable estimation and calculation of such lost profits or damages of Agent and the Lenders. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION OF ANY OR ALL THE OBLIGATIONS. Borrower expressly agrees that (A) any Prepayment Premium payable in accordance with this Section 2.02(f) shall be presumed to be equal to the liquidated damages sustained by Agent and the Lenders as a result of the occurrence of each Applicable Prepayment Event, (B) the amount of any Prepayment Premium payable under this Section 2.02(f) is reasonable under the circumstances currently existing and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (C) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (D) there has been a course of conduct among Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (E) Borrower shall be estopped hereafter from claiming differently than agreed to in this Section 2.02(f), (F) Borrower’s agreement to pay the Prepayment Premium is a material inducement to Agent and the Lenders to make the

Loans and provide the Loans and Commitments, (G) Agent and the Lenders may include the Prepayment Premium payable under this Section 2.02(f) in any applicable bankruptcy or insolvency claim filed with respect to Borrower, and (H) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of Agent and Lenders and it would be impractical and extremely difficult to ascertain the actual amount of damages to Agent and the Lenders or profits lost by Agent and the Lenders as a result of the Applicable Prepayment Event.

Section 2.03. Use of Proceeds. Borrower shall utilize the proceeds of (i) the Initial Term Loans solely (a) to pay fees and expenses associated with the closing of the transactions contemplated by this Agreement on the Closing Date and (b) any amounts not utilized pursuant to clause (a) above may be utilized by Borrower for general corporate purposes and (ii) the proceeds of the Delayed Draw Term Loans may be utilized solely to pay (or to reimburse the Borrower for cash amounts used by the Borrower within thirty (30) days prior to the date of such borrowing to pay) interest to the Lenders in respect of the Loans in accordance with Section 2.02.

Section 2.04. Further Obligations / Maximum Lawful Rate. With respect to all Obligations for which the interest rate is not otherwise specified herein (whether such Obligations arise hereunder or under other Loan Documents, or otherwise), such Obligations shall bear interest at the highest rate(s) in effect from time to time with respect to the Loans and shall be payable upon demand by Agent. In no event shall the interest or other amounts charged with respect to any Loan or any other Obligation exceed the maximum amount permitted under Applicable Law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any Applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Applicable Law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by Agent or any Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Agent or any Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder or under the other Loan Documents, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to Agent or any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.05. Post Event of Default Application of Payments. Upon the occurrence and continuance of an Event of Default, at the direction of the Required Lenders, all amounts paid or received by Agent in respect of the Obligations, from whatever source (whether from the Security Agreement or any other Loan Document, any realization upon any Collateral, or otherwise) shall by applied by Agent to the Obligations as follows:

(A) FIRST, to the payment of all fees, premiums, (other than the Prepayment Premium), costs, expenses and indemnities then owing to Agent under this Agreement or any other Loan Document;

(B) SECOND, [reserved];

(C) THIRD, [reserved];

(D) FOURTH, to the payment of all fees, premiums (other than the Prepayment Premium), costs, expenses and indemnities then due and owing to Lenders in respect of the Loans, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(E) FIFTH, to the payment of all accrued and unpaid interest then due and owing to Lenders in respect of the Loans, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(F) SIXTH, pro rata to the payment of all principal of the Loans then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(G) SEVENTH, to the payment of the Prepayment Premium then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full; and

(H) EIGHTH, pro rata to the payment of all other Obligations then owing, until paid in full;

with any remainder paid to Borrower (or whomever may otherwise be lawfully entitled thereto).

Section 2.06. Obligations Unconditional/Withholding Taxes; Changes in Law.

(a) Obligations Unconditional/Withholding Taxes. The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of Borrower, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which Borrower or any other Person might otherwise have against Agent, any Lender or any other Person. All payments required (other than by Agent to any Lender, or by Agent or any Lender to Borrower) by this Agreement and/or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document) and paid free of any deductions or withholdings for any Taxes (except as required by Applicable Law) or other amounts and without abatement, diminution or set-off. If Borrower or Agent is required by Applicable Law to make such a deduction or withholding of an Indemnified Tax from a payment hereunder or under any other Loan Document, Borrower shall pay to Agent such additional amount as is necessary to ensure that, after the making of such deduction or withholding, Agent and the Lenders receive (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Borrower shall (i) pay the full amount of such deduction or withholding, which it is required to make by Applicable Law, to the relevant authority within the payment period set by Applicable Law, and (ii) promptly after any such payment, deliver to Agent an original (or certified copy) of an official receipt issued by the relevant authority in respect of the amount withheld or deducted or, if the relevant authority does not issue such official receipts, such other evidence of payment of the amount withheld or deducted as is reasonably acceptable to Agent. Furthermore, Borrower shall timely pay to the relevant governmental authority in accordance with Applicable Law, or at the option of Agent timely reimburse Agent and the Lenders for the payment of, any Other Taxes.

(b) Changes in Law. If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall, regardless of the date enacted, adopted or issued, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case for purposes of this clause (y) pursuant to Basel III), (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority (A) subjects Agent or any Lender to any Tax with respect to any Loan Document (in each case, except for an Indemnified Tax, taxes described in clauses (b)-(d) of the definition of Excluded Tax or Connection Income Taxes), (B) imposes, modifies or deems applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Agent or any Lender, or (C) imposes on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing is to increase the cost to Agent or any Lender of making or continuing any Loan or to reduce any amount receivable hereunder or under any other Loan Documents, then, in any such case, Borrower shall promptly (but not later than ten (10) Business Days following demand) pay to Agent or such Lender, as applicable, when notified to do so by Agent or such Lender, any additional amounts necessary to compensate Agent or such Lender, for such additional cost or reduced amount as determined by Agent or such Lender. Each such notice of additional amounts payable pursuant to this Section 2.06(b) submitted by Agent or any Lender to Borrower must also be sent to Agent and shall, absent manifest or demonstrable error, be final, conclusive and binding for all purposes. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any costs imposed on such Lender in respect of a change in law unless such Lender generally seek compensation in similar circumstances under comparable provisions in similarly situated credit facilities, as determined in good faith by such Lender.

Section 2.07. Taxes.

(a) If a Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lenders, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.07(b), (c), and (d) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) for U.S. federal income tax purposes, to the extent legally entitled to do so, shall execute and deliver to Borrower and Agent, on or prior to the Closing Date (in the case of each Foreign Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment pursuant to which it becomes a Lender (in the case of each other Foreign Lender) one or more (as Borrower or Agent may reasonably request) IRS Forms W‑8ECI, W‑8BEN, W‑8BEN-E, W‑8IMY (as applicable) or other applicable form, certificate or document prescribed by the Code, the Treasury Regulations or the United States Internal Revenue Service certifying as to such Foreign Lender’s entitlement to exemption from, or reduced rate of, withholding or deduction of all relevant taxes, and, in the case of such Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Exhibit E to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.07(b) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(c) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to each of Borrower and Agent, as applicable, a duly signed, properly completed IRS Form W-9 (or successor form) on or prior to the Closing Date (or on or prior to the date it otherwise becomes a party hereto), certifying that such Lender is entitled to an exemption from, or is otherwise not subject to, United States backup withholding tax. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.07(c) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(d) Each Lender required to deliver any forms, certificates, or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.07 hereby agrees, from time to time, after the initial delivery by such Lender of such forms, certificates, or other evidence (and whenever a lapse in time or change in circumstance renders such forms, certificates, or other evidence obsolete or inaccurate in any material respect) to promptly deliver to Agent and Borrower one or more original copies of, as applicable, IRS Forms W-8BEN, W‑8BEN-E, W-8ECI, W-8IMY, or W-9, a certificate substantially in the form of Exhibit E to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and such other documentation required by the Code, the regulations issued thereunder, or the United States Internal Revenue Service or otherwise by Applicable Law, all as reasonably requested by Borrower in writing to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income taxation with respect to payments made to such Lender under the Loan Documents. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower or Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. For the avoidance of doubt, for the purposes of this Section 2.07(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) On or before the date Agent becomes a party to this Agreement, Agent shall provide to Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of Borrower.

(f) Borrower shall indemnify Agent and each Lender for the full amount of any Indemnified Taxes arising in connection with this Agreement or any other Loan Document (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.07), paid by Agent or each such Lender and any reasonable out-of-pocket third party expenses arising therefrom or with respect thereto, (including without limitation attorneys’ fees) whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority; provided, however, that Borrower shall not be obligated to make any payment to Agent or any Lender pursuant to this Section 2.07(f) in respect of any penalties (or interest thereon) in respect of any such Taxes to the extent such penalties are finally determined by a court of competent jurisdiction to directly arise from the gross negligence or willful misconduct of such Agent or Lender.

(g) If Agent or a Lender receives a refund (in cash or as a credit applied as payment of Taxes otherwise payable in cash) of any Taxes as to which it has been indemnified pursuant to Sections 2.06 or 2.07, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under Sections 2.06 and 2.07 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of Agent or Lender, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that Borrower shall repay to Agent or such Lender the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that Agent or such Lender is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph, in no event will Agent or such Lender be required to pay any amount to Borrower pursuant to this paragraph the payment of which would place Agent or such Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Agent or a Lender claiming any additional amounts payable pursuant to this Section 2.07 shall use its reasonable efforts (consistent with its internal policies and applicable law) to change the jurisdiction of its lending office or to assign its rights and obligations hereunder to an Affiliate if such a change or assignment would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the determination of Agent or such Lender, as applicable, be otherwise disadvantageous to Agent or such Lender.

(i) This Section 2.07 and Section 2.06 shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement.

(j) The parties hereto intend and agree that the Loans are to be treated as debt for U.S. federal income tax purposes, and the “issue price” of the Initial Term Loan shall be determined under Section 1273(c)(2)(C) of the Code. The parties hereto agree not to take a position inconsistent with this Section 2.07(j) for U.S. federal, state, or local income tax purposes (including without limitation, the filing of any information return, such as an IRS Form 1099), unless there is a determination within the meaning of Section 1313(a) of the Code to the contrary.

(k) If at any time the Borrower becomes obligated to pay any additional amounts pursuant to Section 2.06(b) or this Section 2.07, then the Borrower may, on notice to the Agent and such

Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 8.02 all of its rights and obligations under this Agreement to one or more permitted assignees. Any Lender being so replaced pursuant to this clause (k) shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and Commitments so assigned shall be paid in full at par by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

Section 2.08. Reversal of Payments. To the extent that any payment or payments made to or received by Agent or any Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other such Applicable Law, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefore) shall be revived as Obligations (and as all such Liens, rights and remedies therefore) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by Agent or such Lender (and all such Liens, rights and remedies therefore had not been released by Agent or such Lender). Furthermore, if Agent determines at any time that any amount received thereby under this Agreement or under any other Loan Document must be returned to Borrower or paid to any other Person pursuant to any state, federal or other bankruptcy or other such Applicable Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set‑off, counterclaim or deduction of any kind. This Section 2.08 shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement or any repayment of the Obligations.

Section 2.09. Set-Off Rights. Borrower agrees that Agent, each Lender and each of their respective Affiliates have all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, Borrower agrees that at any time a an Event of Default has occurred and is continuing, Agent and each Lender may (with or without notice to any Person) apply to the payment of any Obligations then due and owing, any and all balances, credits, deposits, accounts or moneys or other properties of Borrower then or thereafter with Agent, any Lender or any of their respective Affiliates. Notwithstanding the foregoing, no Lender shall exercise, or permit any of its Affiliates to exercise, any rights described in the preceding sentence without the prior written consent of Agent.

Section 2.10. Making of Payments. All payments made by Borrower under any Loan Document to Agent or any Lender shall be paid directly by Borrower to Agent (as opposed to any individual Lender) without setoff, recoupment or counterclaim and in immediately available funds by wire transfer to Agent’s account specified in writing from time to time by Agent to Borrower not later than 12:00 noon New York time on the date due, and funds received after that hour may, in Agent’s discretion, be deemed to have been received by Agent on the following Business Day.

Section 2.11. Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise) on account of principal of or interest on a Loan (but excluding (i) any payment pursuant to Section 2.06 or Section 2.07 and (ii) participations and assignments pursuant to Sections 8.01 and 8.02) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on (or with respect to any other applicable amount with respect to) any of the Loans then held by them, then such Lender shall purchase from the other Lenders such participations in the applicable Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 2.12. Recordkeeping. Agent, on behalf of each Lender, shall record in the Register pursuant to Section 8.02 the date and amount of each Loan made by each Lender and each repayment thereof. The aggregate unpaid principal amount so recorded shall govern absent manifest or demonstrable error. The failure to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

III. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Agent and the Lenders, all of which representations and warranties shall survive the Closing Date and the making of the Loans, and are as follows:

Section 3.01. [Reserved].

Section 3.02. Organization; Corporate Existence.

(a) Borrower (i) is corporation duly organized and validly existing and in good standing under the laws of the State of Delaware (or has not failed within the preceding two years to be a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware for, in either case, a period of thirty (30) consecutive days), (ii) except as would not reasonably be expected to have a Material Adverse Effect, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, (iii) is qualified to do business as a foreign entity in each jurisdiction in which the failure of Borrower to be so qualified would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, and (iv) has all requisite right, power and authority to execute and deliver, and perform all of its obligations under, the Loan Documents to which it is a party and to consummate all of the transactions contemplated by the Loan Documents.

Section 3.03. Authorization.

(a) The execution, delivery and performance by Borrower of its obligations under the Loan Documents, and the consummation of each of the transactions contemplated hereby, have been duly authorized by all requisite corporate action and will not, either prior to or as a result of the consummation of the transactions contemplated by the Loan Documents: (i) violate any provision of Applicable Law, any order of any court or other agency of government, any provision of the Organic Documents of Borrower, or any Contract to which Borrower is a party, or by which Borrower or any assets or properties of Borrower are bound, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under pursuant to, any such Applicable Law, order, Organic Document, or Contract, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(b) Borrower is not required to obtain any Government Approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents or any of the transactions contemplated hereby (including without limitation the Related Transactions) that has not been obtained or the failure to obtain or file which could not reasonably be expected to have a Material Adverse Effect.

(c) This Agreement and each of the other Loan Documents has been duly executed and delivered by Borrower.

(d) Each of the Loan Documents constitutes the valid and binding obligation of Borrower, enforceable against Borrower in accordance with each of their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability.

Section 3.04. [Reserved].

Section 3.05. [Reserved].

Section 3.06. [Reserved].

Section 3.07. [Reserved].

Section 3.08. Indebtedness . As of the Closing Date, the Borrower has not incurred or is not liable in any manner with respect to any Indebtedness for borrowed money in an individual amount greater than $500,000 other than as set forth on Schedule 3.08.

Section 3.09. [Reserved].

Section 3.10. [Reserved] .

Section 3.11. Use of Proceeds. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.08.

Section 3.12. Margin Securities. Borrower does not own or have any present intention of acquiring any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.

Section 3.13. [Reserved].

Section 3.14. [Reserved].

Section 3.15. [Reserved].

Section 3.16. Compliance with Laws. Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, (a) Borrower is in compliance with all occupational safety, health, wage and hour, employment discrimination, environmental flammability, labeling and other Applicable Law, (b) is Borrower is not aware of any state or facts, events, conditions or occurrences which may now or hereafter constitute or result in a violation of any Applicable Law, or which would reasonably be expected to give rise to the assertion of any such violation, (c) Borrower has not received written notice of default or violation, nor is Borrower in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of Borrower’s business, affairs, properties or assets and (d) Borrower has not received written notice of or been charged with, or is, to Borrower’s knowledge, under investigation with respect to, any violation in any material respect of any provision of any Applicable Law.

Section 3.17. [Reserved].

Section 3.18. Sanctions; Anti-Terrorism Laws.

(a) Neither Borrower nor, to Borrower’s knowledge, any director, officer, employee, or Subsidiary of Borrower is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty's Treasury, or other relevant sanctions authority that is a Relevant Governmental Authority (collectively, “Sanctions”), (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, currently, Crimea, Cuba, Iran, North Korea, Syria and the so-called Donetsk People's Republic and Luhansk People's Republic), or (iii) (x) an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (y) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (C) the PATRIOT Act, or (D) any other anti-corruption or anti-terrorism Applicable Laws promulgated by a Relevant Governmental Authority (collectively, the “Anti-Terrorism Laws”).

(b) Borrower and, to Borrower’s knowledge, its directors, officers and employees, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable Anti-Terrorism Laws, in all material respects. Borrower has instituted and maintains policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other Anti-Terrorism Laws.

IV. CONDITIONS OF MAKING THE LOANS

Section 4.01. Conditions of Making the Initial Loans. The obligation of each Lender to make the Initial Term Loan to be funded on the Closing Date is subject to the following conditions precedent, all of which must be satisfied in a manner acceptable to Agent (and as applicable, pursuant to documentation which is in form and substance acceptable to Agent), in each case subject to the Certain Funds Provisions (defined below) as applicable:

(a) [Reserved].

(b) Loan Documents. Agent shall have received each of the following:

(i) This Agreement duly executed by Agent, each Lender and Borrower;

(ii) The Notes, to the extent requested by a Lender, duly executed by Borrower;

(iii) The Security Agreement , executed by Borrower;

(iv) The Subordination Agreement, executed by Park Lane, LamVen LLC, Partners For Growth V, L.P. and Agent;

(v) An executed copy of that certain Reimbursement Agreement, dated as of the Closing Date (the “Reimbursement Agreement”), by and between Park Lane and Borrower, in form and substance reasonably acceptable to Agent;

(vi) A written Notice of Borrowing and funds flow with respect to the borrowing of the Initial Term Loan executed by Borrower;

(vii) A duly executed certificate of a Responsible Officer of Borrower, certifying (i) the vote of the boards of directors (or other comparable body) of Borrower authorizing and directing the execution and delivery of the Loan Documents and all further agreements, instruments, certificates and other documents pursuant hereto and thereto; (ii) the names of the officers of Borrower who are authorized to execute and deliver the Loan Documents and all other agreements, instruments, certificates and other documents to be delivered pursuant hereto and thereto, together with the true signatures of such officers (it being understood and agreed that Agent may conclusively rely on such certificate until Agent shall receive any further such certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate) and (iii) copies of the Organic Documents (certified by the Secretary of State or other appropriate governmental official, as applicable, with respect to the certificate of incorporation) of Borrower.

(viii) A certificate of the Secretary of State or other appropriate governmental official of the jurisdiction of incorporation or formation, as applicable, of Borrower, dated reasonably prior to the Closing Date, stating that such Person is duly formed or qualified and in good standing in such jurisdiction and

(ix) an officer’s certificate of Borrower certifying true, correct and complete copies of all of the material Related Transaction Documents.

(c) Letter of Credit. Agent shall have received an irrevocable standby Letter of Credit, for the benefit of Agent, issued by HSBC Bank USA, N.A., in an amount equal to $50,000,000 and an initial term expiring not earlier than November 11, 2025 and otherwise on terms satisfactory to Agent (the “Closing Date Letter of Credit”; it being acknowledged and agreed that the terms of the draft letter of credit provided to Agent on November 14, 2024 are so satisfactory).

(d) Legal Opinion. Agent shall have received the favorable written opinions of Orrick, Herrington & Sutcliffe LLP, counsel for Borrower, with respect to the Loan Documents and the transactions contemplated thereby, and Borrower has requested that such opinion be rendered.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) [Reserved].

(i) KYC. So long as requested in writing at least five (5) Business Days prior to the Closing Date, Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to Borrower and any of its Subsidiaries that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and such documentation and other information to include but not be limited to, if Borrower qualifies as a “legal entity customer” under 31 C.F.R. §1010.230 and is so requested by Agent or any Lender at least five (5) Business Days prior to the Closing Date, a certification regarding individual beneficial ownership relating to each such person, as required by 31 C.F.R. §1010.230.

Section 4.02. Conditions to Making Delayed Draw Term Loans. The obligation of each Lender to make any Delayed Draw Term Loan is subject to the following conditions precedent, all of which must be satisfied in a manner acceptable to Agent (unless waived by Agent in its sole discretion):

(a) Loan Documents. Agent shall have received a written Notice of Borrowing executed by Borrower (it being understood and agreed that any Notice of Borrowing provided in advance of such borrowing date shall satisfy the requirement of this clause (a));

(b) Delayed Draw Term Loan Funding Required Payments. With respect to each such Delayed Draw Term Loan advance, Borrower shall have paid to Agent in full all Agency Fees that have become due, payable and owing prior to any such date of borrowing.

Each borrowing by Borrower of a Delayed Draw Term Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.02 will be satisfied at the time of the making of such Delayed Draw Term Loan and giving effect thereto and that the representations and warranties set forth in Sections 3.02 and 3.03 are true and correct in all material respects (except to the extent any such representations and warranties are qualified by materiality or Material Adverse Effect, in which instance such representations and warranties shall be true and correct in all respects) on and as of the date such Delayed Draw Term Loan is funded both before and after giving effect to the funding of such Delayed Draw Term Loan and the use of proceeds thereof.

V. AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, from the Closing Date and until all Obligations (whether now existing or hereafter arising) have been paid in full and each of the Loan Documents have been terminated, unless Agent shall otherwise consent in writing, Borrower shall:

Section 5.01. Corporate. Do or cause to be done all things necessary to at all times (a) preserve, renew and keep in full force and effect (i) its corporate or other legal existence (except where failure to do so has not continued for a period of thirty (30) consecutive days) and (ii) and all rights, licenses, permits and franchises, and (b) preserve all of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition (reasonable wear and tear excepted), and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto, so that its normal business operations carried on in connection therewith may be properly conducted at all times, in each case for clauses (a)(ii) and (b) except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.02. [Reserved].

Section 5.03. Notices of Certain Material Events. Give prompt written notice to Agent (but in any case no later than three (3) Business Days after the occurrence) of having knowledge of (a) the occurrence of any Default or any Event of Default, (b) any proceedings instituted against Borrower in any federal, state or other court or before any commission or other regulatory body, whether federal, state or other, which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, (c) the occurrence of any litigation commenced or threatened in writing against Borrower that (i) seeks injunctive relief that, if granted, would have a Material Adverse Effect, (ii) is non-frivolous and alleges criminal misconduct by Borrower, or (iii) is by a governmental authority and alleges material violations of anti-money laundering laws or Anti-Terrorism Laws, and (d) any material amendment, restatement, supplement or other modification, or any default under, or any material notice is received or sent in connection with, or termination of, any Related Transaction Document, in each case in this clause (d) as is materially adverse to the interest of the Agent and/or Lenders in their respective capacities as such, and in each case with respect to each of the above noted clauses in this Section 5.03, the action that Borrower has taken, is taking, or proposes to take with respect thereto.

Section 5.04. Periodic Reports. Furnish to Agent (in the case of clauses (a), (b) and (c) below, only if and so long as Borrower is not subject to the reporting requirements of the Exchange Act, and in the case of clause (d) below, only so long as Borrower is subject to the reporting requirements of the Exchange Act):

(a) Within one hundred fifty (150) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2024), consolidated audited balance sheets, and consolidated statements of income, statements of stockholders’ equity, and statements of cash flows of Borrower and its Subsidiaries, together with footnotes and supporting schedules thereto, certified (as to the consolidated statements) by any nationally recognized independent certified public accounting firm selected by Borrower or other accounting firm reasonably acceptable to Agent, showing the financial condition of Borrower at the close of such Fiscal Year and the results of operations of Borrower during such Fiscal Year, together with a management discussion and analysis describing the performance of Borrower for such periods, in each case certified by a Responsible Officer of Borrower that such financial statements fairly present in all material respects the financial condition and results of operations of Borrower and its Subsidiaries as of the dates and periods covered by such financial statements and have been prepared in accordance with GAAP applied on a consistent basis; and

(b) Within sixty (60) days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending December 31, 2024), unaudited balance sheets, consolidated statements of cash flows and consolidated statements of income of Borrower and its Subsidiaries, together with supporting schedules thereto, prepared by Borrower and presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, such balance sheets to be as of the close of such Fiscal Quarter and such statements of income and statements of cash flows to be for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, together with comparative statements of income and cash flows for the corresponding period in the immediately preceding Fiscal Year, in each case subject to normal audit and year-end adjustments, together with a management discussion and analysis describing the performance of Borrower for such periods, in each case certified by a Responsible Officer of Borrower that such financial statements fairly present in all material respects the financial condition and results of operations of Borrower and its Subsidiaries as of the dates and periods covered by such financial statements and have been prepared in accordance with GAAP applied on a consistent basis, subject to, in the case of the financial statements delivered pursuant to Section 5.04(b), changes resulting from audit and normal year‑end adjustments and the absence of footnote disclosures.

(c) Within ninety (90) after the beginning of each fiscal year, the annual budget and operating plan for Borrower and its Subsidiaries;

(d) As and when distributed to the Borrower’s direct and indirect equityholders, copies of all proxy materials which the Borrower provides to its common equityholders in their capacities as such; and

(e) Promptly, from time to time, such other information regarding the operations, assets, business, affairs and financial condition of Borrower and its Subsidiaries, as the Agent or any Lender may reasonably request, including, for the avoidance of doubt, any information that Agent may request for and on behalf of its actuaries and other professional advisors.

Section 5.05. Books and Records; Inspection. Maintain centralized books and records at Borrower’s principal place of business.

Section 5.06. [Reserved].

Section 5.07. Use of Proceeds. Cause all proceeds of the Loans to be utilized solely in the manner and for the purposes set forth in Section 2.03.

Section 5.08. Closing Date Letter of Credit. (a) On or prior to the Closing Date, Borrower shall cause the delivery of the Closing Date Letter of Credit to Agent.

(b) Within one Business Day after the date that is 30 days before the end of the then-current term of the Closing Date Letter of Credit, Borrower shall request confirmation with the issuer of the Closing Date Letter of Credit that such issuer does not intend to not renew or reissue, or cancel or terminate, the Closing Date Letter and shall notify the Agent of such issuer’s response to such request for confirmation.

Section 5.09. Further Assurances. Borrower shall promptly and duly take, execute, acknowledge and deliver (or cause to be duly taken, executed, acknowledged and delivered) all such further acts, documents and assurances as may from time to time be reasonably necessary or as Agent may from time to time reasonably require in order to carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby.

Section 5.10. Sanctions; Anti-Terrorism Laws. Maintain in effect policies and procedures designed to promote compliance by Borrower and its directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable Anti-Terrorism Laws.

Section 5.11. Additional Beneficial Ownership Certification. At least five (5) days prior to any Person other than the Borrower becoming a Loan Party, if requested by any Lender, cause any such Person that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to Agent and the Lenders.

VI. NEGATIVE COVENANTS

Borrower hereby covenants and agrees that, until all Obligations (whether now existing or hereafter arising) have been paid in full (other than contingent indemnification payment obligations for which no claim has been asserted) and each of the Loan Documents have been terminated, Borrower shall not:

Section 6.01. [Reserved].

Section 6.02. Liens. Create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money, other than:

(a) Liens, in favor of the Agent (for the benefit of the Agent and the other Secured Persons) securing the Obligations;

(b) Liens existing on the date of this Agreement and described on Schedule 6.02 of the Disclosure Schedule;

(c) Liens with respect to property or assets of Borrower securing obligations in an aggregate principal amount outstanding at any time not to exceed $2,000,000, determined as of the date of incurrence;

(d) purchase money Liens (including Liens arising under any retention of title, hire purchase or conditional sales arrangement or arrangements having similar effect) or leases (i) on specific items of equipment acquired or held by Borrower incurred for financing the acquisition of such equipment, or (ii) existing on such Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment; and

(e) Liens subordinated on terms substantially consistent with the Subordination Agreement or otherwise reasonably satisfactory to Agent.

Section 6.03. [Reserved].

Section 6.04. [Reserved].

Section 6.05. [Reserved].

Section 6.06. [Reserved].

Section 6.07. Consolidations; Mergers; Acquisitions; Etc. Dissolve or liquidate, be a party to any statutory division, or consolidate or merge with or into any other Person where such other Person, and not Borrower, is the surviving entity.

Section 6.08. [Reserved].

Section 6.09. [Reserved].

Section 6.10. [Reserved].

Section 6.11. [Reserved].

Section 6.12. Certain Amendments; Jurisdiction of Formation; Principal Place of Business. Agree, consent, permit or otherwise undertake to (a) amend or otherwise modify any of the terms or provisions of Borrower’s Organic Documents, except for such amendments or other modifications required by Applicable Law or which are not materially adverse to the interests of Agent and the Lenders in their capacities as such, (b) without at least ten (10) days prior written notice to Agent (or such lesser notice as Agent may agree) and delivery of Agent of all additional financing statements and other documents and agreements reasonably requested by Agent to preserve and protect the validity, perfection and priority of the security interests provided for in the Loan Documents, change its jurisdiction of organization, incorporation or formation (provided that any such jurisdiction of organization, incorporation or formation shall be a State of the United States), (c) without prior written notice to Agent, change Borrower’s tax classification or (d) without prior written notice to Agent, move its chief executive office or principal place of business.

Section 6.13. [Reserved].

Section 6.14. [Reserved].

Section 6.15. [Reserved]

Section 6.16. [Reserved].

Section 6.17. [Reserved].

Section 6.18. [Reserved] .

Section 6.19. Use of Proceeds. The proceeds of the Loans shall not be utilized in any manner or for any purpose other than as set forth in Section 2.03.

Section 6.20. [Reserved].

Section 6.21. OFAC, USA Patriot Act; Anti-Corruption Laws Disclosure. Fail to comply in any material respect with the laws, regulations and executive orders referred to in Section 3.18. Neither Borrower, nor to the knowledge of Borrower, any director, officer, employee, or other person acting on behalf of Borrower in connection with the Loans, will use the proceeds of any Loan, directly or indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, in each case that would result in a material violation of any Anti-Terrorism Laws. Furthermore, Borrower will not, directly or knowingly indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, in each case in a manner that will result in a violation by any Person participating in the transaction of any Sanctions.

VII. DEFAULTS

Section 7.01. Events of Default. Each of the following events shall be, and may be referred to herein as, an “Event of Default” (provided, that no Event of Default shall be deemed to have occurred directly or indirectly as a result of Agent or any Lender, or any Affiliate thereof, notifying the issuer thereof in writing of the termination of the Closing Date Letter of Credit or requesting any issuer thereof to not re-new or re-issue or extend the Closing Date Letter of Credit, in each case without the written consent of Borrower and Park Lane):

(a) if any representation or warranty made in this Agreement or in any other Loan Document, or in any certificate, financial statement, instrument or other statement furnished by or on behalf of Borrower in connection with this Agreement, any other Loan Document or with respect to the Loan and/or any other Obligations shall be false, inaccurate or misleading in any material respect (without duplication of any existing materiality qualifiers or dollar thresholds) when made or when deemed made, taken as a whole together with all other such information provided, and provided that, with respect to any projected financial or other information, no representation is made other than that such information was prepared in good faith based upon assumptions believed to be reasonable at the time;

(b) (x) any default in the payment by Borrower, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, (i) when and as required to be paid herein, of any amount of principal of any Loan or (ii) within 13 Business Days after the same becomes due, of any interest or the Agency Fee payable under this Agreement or any other Loan Document, in each case if such default (giving effect to such grace period) has been continuing for more than 5 consecutive days after notice (which may be telephonic or by email and other electronic transmission) thereof from the Agent to the Borrower and Park Lane or (iii) within 15 Business Days after the same becomes due, of any fees or other amount (other than as described in the foregoing clauses (i) and (ii)) payable under this Agreement or any other Loan Document, in each case if such default (giving effect to such grace period) has been continuing for more than 10 consecutive days after notice (which may be telephonic or by email and other electronic transmission) thereof from the Agent to the Borrower and Park Lane or (y) (i) as of the date that is 10 Business Days prior to the expiration date of the initial one-year issuance period or term (or any subsequent issuance period or term) of the Closing Date Letter of Credit (as then in effect, giving effect to any prior renewals, amendments and substitutions permitted hereunder) (such date, the “LC Renewal Trigger Date”), (1) such Closing Date Letter of Credit has not been renewed and Borrower has not caused to be delivered to Agent a substitute Letter of Credit issued by a Lender Approved Bank (any such substitute Letter of Credit, upon delivery to Agent, becoming the Closing Date Letter of Credit), or (2) a default by Borrower in the due observance or performance of the requirements of Section 5.08 has occurred and is continuing as of the LC Renewal Trigger Date and Borrower has not caused to be delivered to Agent a substitute Letter of Credit issued by a Lender Approved Bank (any such substitute Letter of Credit, upon delivery to Agent, becoming the Closing Date Letter of Credit), (ii) the Closing Date Letter of Credit (giving effect to any renewals, reissuances or substitutions thereof in accordance with this Agreement) is for any reason no longer valid or in full force and effect (other than by reason of a complete draw thereon) for more than 10 consecutive days, or has been presented to the issuer thereof in accordance with the terms thereof and of this Agreement and such issuer has refused or otherwise failed to fund any requested draws thereunder or (iii) the issuer of the Closing Date Letter of Credit no longer constitutes a Lender Approved Bank and, not later than forty-five (45) days after Agent has requested Borrower to cause the delivery of a substitute Letter of Credit from a Lender Approved Bank (the “LC Deadline”) (so long as Agent has used its commercially reasonable efforts to cooperate with any reasonable requests from Borrower in connection with the issuance of such substitute Letter of Credit (including, without limitation, notifying such issuer which is no longer a Lender Approved Bank that the then-outstanding Closing Date Letter of Credit shall be terminated not later than fifteen (15) Business Days prior to the LC Deadline)), Borrower has not caused to be delivered to Agent a substitute Letter of Credit issued by a Lender Approved Bank (any such substitute Letter of Credit, upon delivery to Agent, becoming the Closing Date Letter of Credit);

(c) any default by Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 5.03, 5.04, 5.08, or 5.10 or in any Section of Article VI hereof and the continuance of such default remains unremedied for a period of ten (10) consecutive days (or in the case of a default under Section 5.08, three (3) consecutive days) after written notice thereof from the Agent to the Borrower and to Park Lane;

(d) any default by any Borrower in the due observance or performance of any covenant, condition or agreement contained in any provision of this Agreement or any other Loan Document and not addressed in clauses Sections 7.01(a), (b) and (c), and the continuance of such default remains unremedied for a period of forty-five (45) consecutive days after written notice thereof from the Agent to the Borrower and to Park Lane;

(e) Borrower shall commence a voluntary case or other proceeding (other than in the case of any case or proceeding commenced directly or indirectly by or on behalf of Agent or any Lender or Affiliate thereof (unless an Event of Default under Section 7.01(b)(y)(ii) or Section 7.01(b)(y)(iii) shall have occurred and is continuing or the Closing Date Letter of Credit has been fully drawn)) seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;

(f) an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Applicable Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower under any bankruptcy, insolvency or other similar Applicable Law as now or hereafter in effect;

(g) if any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof) or if the Borrower seeks to revoke all or any portion of any Loan Document;

(h) any subordination provision in favor of Agent or any Lender in any document or instrument governing any subordination provision in favor of Agent or any Lender in the Subordination Agreement, shall cease to be in full force and effect (other than in accordance with the terms thereof), or Park Lane or any other Person subordinated thereby shall contest in writing the validity, binding nature or enforceability of any such provision;

Section 7.02. Remedies. Solely to the extent that any Specified Event of Default shall have occurred and be continuing, Agent may (so long as Comvest or an Affiliate thereof is Agent and, together with such Affiliates, are Lenders holding at least twenty five percent (25%) of the principal amount of the outstanding Loans in the aggregate), and at the written request of the Required Lenders, shall, (i) after no less than five (5) Business Days’ written notice to the Borrower and Park Lane given after the occurrence of a Specified Event of Default (other than in connection with a Specified Event of Default occurring under Section 7.01(b)(y), for which no such five (5) Business Days’ written notice shall be required), draw on the Closing Date Letter of Credit up to the amount of the outstanding Obligations, solely in order to apply, and Borrower hereby authorizes and directs Agent to apply, and Agent shall apply, such amounts drawn in respect of the Closing Date Letter of Credit to the Obligations, including, without limitation, any Loan, interest, fees and expenses and the Prepayment Premiums (if any) payable in connection with a repayment or prepayment being made or being required to be made of any Loan (including, without limitation, all or any portion of the Prepayment Premiums payable in connection with such acceleration of the Obligations), all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower (it being understood and agreed that the sole condition precedent to the Agent drawing on the Closing Date Letter of Credit in accordance with this clause (i) shall be the occurrence of a Specified Event of Default) (ii) solely to the extent that such Specified Event of Default shall have occurred under Section 7.01(b)(y)(ii) or Section 7.01(b)(y)(iii) (or any Specified Event of Default has occurred and the Closing Date Letter of Credit has been fully drawn), declare all or any portion of the Obligations, including, without limitation, all or any portion of any Loan and all or any portion of the Prepayment Premiums (if any) payable in connection with a repayment or prepayment being made or being required to be made of all or any portion of any Loan, interest, fees and expenses (including, without limitation, all or any portion of the Prepayment Premiums payable in connection with such acceleration of the Obligations), to be forthwith due and payable, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; and/or (iii) exercise any and all rights and remedies provided to Agent or any Lender under any Loan Document and/or at law or equity, including any and all rights and remedies available under the UCC, if applicable; provided, however, that upon the occurrence of an Event of Default specified in Section 7.01(e) or 7.01(f), all of the Obligations, including, without limitation, all Prepayment Premiums (if any) payable in connection with a repayment or prepayment being made or being required to be made of all or any portion of any Loan (including, without limitation, all or any portion of the Prepayment Premiums payable in connection with such acceleration of the Obligations), shall become immediately due and payable, each without declaration, notice or demand by any Person. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, any amounts drawn on the Closing Date Letter of Credit, and any amounts received by or on behalf of the Lenders or Agent in connection with any exercise of remedies in connection herewith, shall be applied to the Obligations in accordance with Section 2.05 and reduce the amount of the Obligations hereunder, and any such amounts in excess of the Obligations hereunder shall be paid to the Borrower or its designee.

Section 7.03. Waivers by the Borrower. Except as otherwise provided for in this Agreement or by Applicable Law, Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent or any Lender may do in this regard, (b) all rights to notice and a hearing prior to Agent or any Lender taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

VIII. PARTICIPATING LENDERS; ASSIGNMENT

Section 8.01. Participations. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, any Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons (other than a Disqualified Institution (unless a Specified Event of Default shall have occurred and be continuing) or a natural person (or trust therefor)) participating interests in its Loans and/or other interests hereunder and/or under any other Loan Document (any such Person, a “Participant”) with the prior written consent of Agent. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) Borrower, Agent and such Lender shall continue to deal solely and directly with each other in connection with such Lender’s rights and obligations hereunder and under the other Loan Documents and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to Agent on behalf of such Lender or to such Lender, as applicable. Without limiting the foregoing, in no event, without the prior written consent of Agent, which consent of Agent may or may not be given (and which if given, such consent may be conditioned in any manner required by Agent) in the sole and absolute discretion of Agent, may any Lender sell any participating interests in all or any of its Loans, Commitments and/or other interests hereunder and/or under any other Loan Document to (x) Borrower or any Subsidiary of Borrower, or (y) any holder of Indebtedness owing by Borrower which is secured by a Lien that is either senior or subordinated to any of the Liens of Agent securing the Obligations, including any second lien Debt or any Affiliate of any such holder. Borrower agrees that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant along with each Affiliate of each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the prior written consent of Agent and shall be subject to the obligation of each Participant and Affiliate thereof to share with Agent and the Lenders its share thereof. Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.06 and 2.07 as if it were a Lender. Notwithstanding the granting of any such participating interests: (i) Borrower and Agent shall look solely to the Lender that sold such participation interest for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (ii) Borrower and Agent shall at all times have the right to rely upon any waivers, consents or other documents signed by such Lender as being binding upon all of the Participants of such Lender, and (iii) all communications in respect of this Agreement and such transactions with such Lender need not involve any Participant of such Lender. Each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrower, a register (a “Participant Register”) as to the participations granted and transferred under this Section containing the same information specified in Section 8.02 on the Register as if each Participant were a Lender. No participation shall be effective for any purpose under the Loan Documents unless and until recorded in a Participant Register by the applicable Lender. The requirement for a Participant Register set forth in this Section 8.01 shall be construed so that the Loans, Commitments and/or other interests hereunder are at all times maintained in “registered form” within the meaning of Treasury Regulation Sections 5f.103-1(c) and 1.871-14(c). No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 11.01 expressly requiring the unanimous vote of all Lenders or, as applicable, all directly affected Lenders. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

Section 8.02. Assignment. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, any Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, assign all or any its portion of the Loans and Loan Commitments (along with the related rights and interests) to any Person (other than a Disqualified Institution (unless a Specified Event of Default shall have occurred and be continuing) or a natural person (or trust therefor)) (an “Assignee Lender”) with the prior written consent of Agent and, so long as no Specified Event of Default exists and is continuing, Park Lane and Borrower (provided such consent (i) of Agent, Park Lane or Borrower shall not be required with respect to any assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender and (ii) of Borrower or Park Lane shall not be unreasonably withheld, conditioned or delayed, and shall be deemed given if Borrower or Park Lane, as applicable, does not object to a proposed assignment within ten (10) Business Days of receipt of notice of same). Except as Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Related Fund of a Lender) shall be in a minimum aggregate amount equal to $1,000,000 of the Loans and/or Loan Commitments, as applicable or, if less, all of the remaining Loans and Loan Commitments of such assigning Lender. No such assignment shall be effective unless and until Agent shall have received and accepted an effective Assignment and Acceptance executed, delivered and fully completed by the applicable parties thereto (including Agent), a duly executed IRS Form W-9 (or other applicable tax form), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and a processing fee of $5,000 to be paid to Agent by the Lender to whom such interest is assigned (unless such processing fee is waived by Agent); provided that no such processing fee shall be required with respect to an assignment by a Lender to its Affiliates or Related Funds. Any attempted assignment not made in accordance with this Section 8.02 shall be null and void. From and after the date on which the conditions described above have been met, (i) such Assignee Lender shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee Lender pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee Lender (and, as applicable, the assigning Lender) pursuant to an effective Assignment and Acceptance, Borrower shall execute and deliver to Agent for delivery to the Assignee Lender (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee Lender’s Loans and, without duplication, Commitments (and, as applicable, a Note in the principal amount of the Loans and, without duplication, Commitments, retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it. Without limiting the foregoing, in no event, without the prior written consent of Agent, which consent of Agent may or may not be given (and which if given, such consent may be conditioned on any matter required by Agent) in the sole and absolute discretion of Agent, may any Lender transfer and assign all or any interests in its Loans, Commitments and/or other interests hereunder and/or under any other Loan Document to any to Borrower or any Subsidiary of Borrower. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount and stated interest of the Loans owing to, such Lender pursuant to the terms hereof. Subject to receipt of any required tax forms reasonably required by Agent, Agent shall record the applicable transfers, assignments and assumptions in the Register. The entries in such Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and no assignment shall be effective for any purpose under the Loan Documents unless and until recorded in the Register. Such Register shall be available for inspection by Borrower and any Lender (solely as to such Lender), at any reasonable time upon reasonable prior written notice to Agent. No Lender or shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by Agent. The requirement for the Register set forth in this Section 8.02 shall be construed so that the Loans, Commitments and/or other interests hereunder are at all times maintained in “registered form” within the meaning of Treasury Regulation Sections 5f.103-1(c) and 1.871-14.

Section 8.03. Pledges/Security. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, Agent and each Lender may at any time, without the consent of any Person, pledge or grant a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to any Person to secure obligations of Agent or such Lender to such Person, including without limitation any pledge or grant to secure obligations to a Federal Reserve Bank; provided that notwithstanding the foregoing no such Person to whom such pledge or grant is made in favor of shall be permitted to be a Lender hereunder without the prior written consent of Agent and Borrower.

IX. MISCELLANEOUS

Section 9.01. Survival. This Agreement and all covenants, agreements, representations and warranties made by the Borrower herein and in the certificates delivered pursuant hereto, shall survive the making by Agent or any Lender of the Loans and the execution and delivery to Agent and the Lenders of this Agreement, and shall continue in full force and effect for until all of the Obligations have been Paid in Full. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower shall inure to the benefit of the successors and permitted assigns of Agent and the Lenders.

Section 9.02. Indemnification / Expenses.

(a) Borrower shall indemnify Agent, each Lender and their respective Related Parties (each, an “Indemnified Person”) against, and shall hold each Indemnified Person harmless from, any and all losses, claims, damages and liabilities and related reasonable expenses, including counsel fees and expenses, including reasonable and documented fees and expenses of one firm counsel for all such Indemnified Persons, taken as a whole, and, if necessary, additional counsel to accommodate conflicts of interest, and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), incurred by any Indemnified Person arising out of, in any way connected with, or as a result of: (a) the use of any of the proceeds of the Loans; (b) this Agreement or any other Loan Document; (c) the transactions contemplated by this Agreement or any other Loan Document; (d) the ownership and operation of the Borrower’s assets; (e) any finder’s fee, brokerage commission of other such obligation payable or alleged to be payable in respect of the transactions contemplated by this Agreement or any other Loan Document which arises or is alleged to arise from any agreement, action or conduct of Borrower or any of its Affiliates; and/or (f) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not Agent, any Lender, any Participant or any of their respective Related Parties are a party thereto; provided that such indemnity provided to any such Indemnified Person shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent arising solely from (i) the willful misconduct or gross negligence of any Indemnified Person or its Related Parties as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) a material breach by the applicable Lender of its funding obligations under this Agreement at a time when no Default or Event of Default has occurred and is continuing, or (iii) to the extent such liability arises in connection with disputes solely among the Indemnified Persons (and not involving any other Persons) for actions by one or more of the Indemnified Persons (and not involving any other Persons); provided that this clause (iii) shall not apply to claims against Agent or any of its Related Parties, sub-agents or other designees, in connection with their respective roles under the Loan Documents and the transactions contemplated hereby. All amounts due under this Section 9.02 shall be payable on written demand therefor. This Section 9.02 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Borrower hereby agrees to promptly pay all reasonable and documented costs and expenses of Agent (including without limitation the reasonable and documented fees, costs and expenses of appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of Agent, and the reasonable and documented fees and expenses of one firm counsel for Agent, and a single local counsel in each appropriate jurisdiction, which firm counsel and local counsel shall be the same as the counsel retained pursuant to Section 9.02(a) above, to the extent applicable) incurred in connection with: (A) all loan proposals and commitments pertaining to the transactions contemplated hereby, (B) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (C) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (D) the performance by Agent of its rights and remedies under the Loan Documents, (E) the administration of the Loan Documents, (F) the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, including without limitation with respect to any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (G) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations and public records searches), pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons and any periodic background checks, (H) [reserved], (I) exercising inspection rights on the terms and conditions set for the herein, (J) any litigation, dispute, suit or proceeding relating to any Loan Document, and (K) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents. Any fees, costs and expenses owing by Borrower hereunder or under any other Loan Document shall be due and payable within fifteen (15) days after written demand therefor.

(c) The foregoing indemnity and cost and expense reimbursements shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement, the consummation of the transactions contemplated by this Agreement, the repayment of the Loans, the invalidity or unenforceability of any term or provision of any Loan Document, any investigation made by or on behalf of Agent or any Lender, and the content or accuracy of any representation or warranty made by Borrower in any Loan Document.

Section 9.03. GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).

Section 9.04. Nonliability of Lenders and Agent. The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.

Section 9.05. Reservation of Remedies. Neither any failure nor any delay on the part of Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

Section 9.06. Notices.

(a) All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include facsimile communication) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by facsimile transmission to the applicable party at its address or facsimile number indicated below.

If to Agent or Comvest:

CCP Agency, LLC
360 S. Rosemary Avenue, Suite #1700
West Palm Beach, Florida 33401
Attention: Charles Asfour
Facsimile: (561) 727-2100
Email: ComvestAgency@alterdomus.com

with a copy (which shall not constitute notice) to each of:

Alter Domus
225 W. Washington Street, 9th Floor
Chicago, Illinois 60606
Attention: Thomas Petersen and Legal Department
Telephone: (312) 564-5100
Emails (to be sent to both):
comvestagency@alterdomus.com
legal_agency@alterdomus.com

and

Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
Attention: Andrew C. Lillis
Email: andrew.lillis@katten.com

If to any other Lender, as provided on its signature page to this Agreement or in the applicable Assignment and Acceptance

If to Borrower:

Surf Air Mobility Inc.

12111 S. Crenshaw Blvd.
Hawthorne, CA 90250
Attention: Oliver Reeves, Chief Financial Officer
Email: oliver.reeves@surfair.com

with a copy (which shall not constitute notice) to each of:

Surf Air Mobility Inc.
12111 S. Crenshaw Blvd.
Hawthorne, CA 90250
Attention: General Counsel
Email: legalnotices@surfair.com

Orrick, Herrington & Sutcliffe LLP
2100 Pennsylvania Avenue NW
Washington, D.C. 20037
Attention: Adam Ross
Email: adam.ross@orrick.com

Park Lane Investments LLC
53 Greenwich Avenue, 2nd Floor
Greenwich CT, 06830
Attention: James Holland; Michael Barker

Email: james.holland@parklaneinvestmentsllc.com;

mike.barker@parklaneinvestmentsllc.com

Gibson, Dunn & Crutcher LLP
200 Park Avenue

New York, NY 10166
Attention: Janet Vance
Email: JVance@gibsondunn.com

If to Park Lane:

Park Lane Investments LLC
53 Greenwich Avenue, 2nd Floor
Greenwich CT, 06830
Attention: James Holland; Michael Barker

Email: james.holland@parklaneinvestmentsllc.com;

mike.barker@parklaneinvestmentsllc.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Janet Vance
Email: JVance@gibsondunn.com

or, as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) when received after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (iii) one (1) Business Day after being timely delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, (iv) when sent by facsimile transmission to a facsimile number designated by such addressee and the sender receives a confirmation of transmission from the sending facsimile machine or (v) if delivered by email or other electronic transmission as set forth in Sections 9.06(b) and (c) below.

(b) Notices and other communications to the parties hereto may be delivered or furnished by email and other electronic transmission (including Internet or intranet websites, but in no event by text message or posting via social media) provided, however, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent (or in the case of Agent, has notified Borrower and each Lender) in writing that it has elected not to receive notices by email or any other electronic transmission (which election may be limited to particular notices)and (ii) no Notice of Borrowing shall be permitted to be delivered or furnished by email or other electronic transmission unless made in accordance with specific procedures approved from time to time in writing by Agent.

(c) Unless Agent otherwise prescribes, (i) notices by email or other electronic transmission (except as provided in clause (ii) below, which shall be deemed received on the date sent) shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 9.07. Nature of Rights and Remedies; No Waivers. All obligations of the Borrower and rights and remedies of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the sake of clarity, once an Event of Default (other than a Specified Event of Default (except a Specified Event of Default pursuant to Section 7.01(b)(x)(ii))) shall have occurred and be continuing, such Event of Default shall cease to be continuing if Borrower shall have remedied the underlying condition or circumstance giving rise thereto or such Event of Default is waived in writing in accordance with Article XI of this Agreement.

Section 9.08. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, Agent and the Lenders and their respective successors and permitted assigns, except that Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of each Lender.

Section 9.09. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY APPELLATE COURT THEREFROM; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, IN AGENT’S SOLE DISCRETION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND, AND EACH PARTY HERETO, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF THE AFOREMENTIONED COURTS. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON UPON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AGREES TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. EACH PARTY HERETO EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR, ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 9.10. Certain Waivers. Borrower hereby waives any claims for special, consequential or punitive damages in any way arising out of or relating to this Agreement, any of the other Loan Documents, any of the transactions contemplated hereby or thereby, or any breach hereof or thereof.

Section 9.11. Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.

Section 9.12. Captions. The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.

Section 9.13. Sole and Entire Agreement. This Agreement, the other Loan Documents, and the other agreements, instruments, certificates and documents referred to or described herein and therein constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, letters of intent, commitment letters, proposal letters, other agreements and understandings of every kind and nature between the parties as to such subject matter. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

Section 9.14. Confidentiality. Agent and each Lender agree that Confidential Information shall be treated by Agent and the Lenders in a confidential manner, used only in connection with this Agreement and in compliance with applicable laws, including United States federal or state securities laws, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to the extent required by Applicable Law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of or by Agent, any Lender or any of their respective Affiliates, in each case, based on the advice of counsel (in which case Agent or such Lender, as applicable, agrees to the extent practicable and not prohibited by applicable law, to inform Borrower promptly thereof prior to disclosure and to reasonably cooperate with Borrower in any lawful effort by Borrower to prevent or limit such disclosure or otherwise protect the confidentiality of such information) (b) to examiners, auditors, accountants or any regulatory authority, (c) to Related Parties of Agent or any Lender or any of their respective Affiliates, to be used only in connection with this Agreement, provided that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which Agent or any Lender is a party or is otherwise subject or in connection with the exercise or enforcement of any right or remedy under any Loan Document by Agent or any Lender, or the disclosure of the tax structure or tax treatment of the transactions contemplated hereby, (e) to a Subsidiary or Affiliate of Agent or any Lender, to be used only in connection with this Agreement, provided that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (f) to any permitted Assignee Lender or Participant (or permitted prospective Assignee Lender or Participant) of Agent or any Lender which agrees in writing to be bound by this Section 9.14, and (g) to any lender or other funding source of Agent or any Lender provided that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential (each reference to Agent and/or a Lender in the foregoing clauses shall be deemed to include (i) the actual and prospective Assignee Lenders and Participants referred to in clause (f) above and the lenders and other funding sources referred to in clause (g) above, as applicable for purposes of this Section 9.14) and (h) solely with respect to Confidential Information consisting of the terms of Loan Documents (including copies thereof), to any creditor of Borrower that is subject to a subordination or intercreditor agreement or provision with Agent, provided further, that in no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of Borrower. The obligations of Agent and each Lender under this Section 9.14 shall supersede and replace the obligations of Agent and each Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by Agent and/or any Lender to Borrower or any of its Subsidiaries. Notwithstanding the foregoing, on or after the Closing Date, Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of the Borrower) (collectively, “Trade Announcements”), provided that such publications and information shall not include any specifics of the financing transactions contemplated by this Agreement or any information about this Agreement that is not publicly available, and are subject to the prior review and approval of Borrower in its sole discretion. No Lender (other than Comvest and its Affiliates) shall (a) issue any Trade Announcement, (b) use or reference in advertising, publicity, or otherwise the name of Comvest, any Lender or any of their respective Affiliates, partners, or employees, or (c) represent that any product or any service provided has been approved or endorsed by Comvest, any Lender, or any of their respective Affiliates, except (i) disclosures required by Applicable Law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Agent.

Section 9.15. Marshaling. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.

Section 9.16. No Strict Construction. The parties hereto and to the other Loan Documents have participated jointly in the negotiation and drafting of this Agreement and each of the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Loan Documents shall be construed as if drafted jointly by the parties hereto and thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Loan Document.

Section 9.17. USA PATRIOT Act Notification. Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, Agent and each Lender may be required to obtain, verify and record certain information and documentation that identifies the Borrower, which information may include the name and address of Borrower and such other information that will allow Agent or such Lender to identify such Person in accordance with the USA PATRIOT Act.

Section 9.18. Counterparts; Fax/Email Signatures. This Agreement and the other Loan Documents (except to the extent expressly provided otherwise in any such other Loan Documents) may be signed in any number of counterparts and may be executed by facsimile, email delivery or electronic signature, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. Signatures by facsimile, email delivery or electronic signature or other electronic communication to this Agreement or any such other Loan Document shall bind the parties to the same extent as would a manually executed counterpart.

X. AGENT.

Section 10.01. Appointment; Authorization. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), Agent shall not be required to exercise any discretion or take any action, but shall be required (subject to Section 10.04) to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in this Agreement or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Section 10.02. Delegation of Duties.

(a) Agent may, upon any terms and conditions Agent specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other actions with respect to, this Agreement or any other Loan Document by or through any trustee, co-agent, sub-agent, other agent, employee, attorney-in-fact or any other Person selected by Agent (and Agent may assign all or any portion of the fees or other amounts payable to Agent under this Agreement or any other Loan Document to any such trustee, co-agent, sub-agent, agent, other agent, employee, attorney-in fact or other Person) and shall be entitled to advice of counsel concerning all matters pertaining to such duties and other items. Each such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person shall benefit from this Section 10 to the extent provided by Agent. Agent shall not be responsible for the negligence, misconduct or any other action or omission of any such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person (except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgement, resulted solely from the willful misconduct or gross negligence of Agent in Agent’s selection of such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person).

(b) Without limiting the generality of the powers of Agent, as set forth above, Agent is hereby authorized to act as collateral agent for each Lender pursuant to each of the Loan Documents. In such capacity, Agent has the right (but not the obligation) to exercise all rights and remedies available under the Loan Documents, the UCC and other Applicable Law, which rights and remedies shall include, in the event of a foreclosure by Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Agent, as agent for all Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale in each case to the extent permitted by and in accordance with Applicable Law. Agent, as agent for all Lenders, shall be entitled (but shall not obligated to) at any such sale to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the Borrower in connection with such sale. Agent shall have the authority to (but shall not be obligated to) take such other actions as it may deem necessary or desirable, to consummate a sale of the type described in the immediately preceding sentences. Agent shall have the authority to (but shall not be obligated to) accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is Agent, an entity formed by Agent as described above or any other Person. Without limiting the generality of the powers of Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving Borrower, Agent is hereby authorized on behalf of any or all of the Lenders to (but shall not be obligated to): (i) file proofs of claim and other documents, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations on behalf of all Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to Borrower in connection with such sale, and (vi) seek, object or consent to Borrower’s provision of adequate protection of the interests of Agent and/or the Lenders in the Collateral.

Section 10.03. Limited Liability. None of Agent or any of its Related Parties shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting solely from willful misconduct or gross negligence of such Person as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or Affiliate of Borrower or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or Affiliate of Borrower. The provisions of this Section 10.03 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, the Collateral Agreement or any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Agent.

Section 10.04. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document (a) unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, (b) if such action would, in the opinion of Agent, be contrary to Applicable Law or the terms of this Agreement or any other Loan Document, (c) if such action would, in the opinion of Agent, expose Agent to liabilities, or (d) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder).

Section 10.05. Notice of Default; Dissemination of Information. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and expressly stating that such notice is a “notice of default” or words of like import. Agent will endeavor to notify the Lenders of its receipt of any such notice; provided that Agent shall not have any liability whatsoever for failing to deliver any such notice. Agent shall take such action with respect to such Event of Default or Default as may be reasonably requested by Required Lenders in accordance with Section 7.02; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable in its sole discretion. Agent and Lenders acknowledge that Borrower is required to provide certain financial statements and other financial information and reports to Agent and/or Lenders in accordance with the Loan Documents and agree that Agent shall not have any duty to provide the same to Lenders.

Section 10.06. Credit Decision. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Agent.

Section 10.07. Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify (based on such Lender’s Pro Rata Share) Agent and its Related Parties against (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and shall hold Agent and its Related Parties harmless from, any and all losses, claims, taxes (other than an Excluded Tax) damages and liabilities and related reasonable expenses (provided such “reasonable” qualifier shall not apply with respect to costs and expenses of Agent incurred during the existence of an Event of Default), including counsel fees and expenses, incurred by Agent or any of its Related Parties arising out of, in any way connected with, or as a result of: (a) the use of any of the proceeds of the Loans; (b) this Agreement or any other Loan Document, (c) the transactions contemplated by this Agreement or any other Loan Document, (d) the ownership and operation of Borrower’s assets, including all Real Properties and improvements or any Contract or the performance by Borrower of its obligations under any Contract; (e) any finder’s fee, brokerage commission of other such obligation payable or alleged to be payable in respect of the transactions contemplated by this Agreement or any other Loan Document which arises or is alleged to arise from any agreement, action or conduct of Borrower or any of its Affiliates, and/or (f) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not Agent, or any of its Related Parties are a party thereto; provided that such indemnity provided to any such Person shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent arising solely from the willful misconduct or gross negligence of such Person as determined by a final, non-appealable judgment of a court of competent jurisdiction. All amounts due under this Section 10.07 shall be payable on written demand therefor. Without limitation of the foregoing, each Lender shall reimburse

Agent upon demand for its Pro Rata Share of any costs or out‑of‑pocket expenses (including legal costs and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 10.07 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, the Security Agreement or any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Agent.

Section 10.08. Agent Individually. Comvest and its Affiliates and Related Funds may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower, any other Person and any Affiliate of Borrower or any other Person as though Comvest were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Comvest or its Affiliates or its Related Funds may receive information regarding the Borrower, other Persons or their Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower, such other Person or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Comvest and its Affiliates and Related Funds shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Comvest were not Agent, and the terms “Lender” and “Lenders” include Comvest and its Affiliates and Related Funds, to the extent applicable, in their individual capacities.

Section 10.09. Successor Agent. Agent may (and, at the direction of Required Lenders, shall) resign as Agent at any time upon 30 days’ prior notice to the Lenders and Borrower (unless such notice is waived by Required Lenders and Borrower). If Agent resigns under this Agreement, Required Lenders shall, appoint from among the Lenders a successor “Agent” for the Lenders and reasonably acceptable to Borrower. If no successor “Agent” is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor “Agent”. Upon the acceptance of its appointment as successor “Agent” hereunder, such successor “Agent” shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor “Agent”, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X and Section 9.02 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor “Agent” has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor “Agent” as provided for above.

Section 10.10. Collateral Matters. The Lenders consent and irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under the Security Agreement and/or any other collateral document (i) when all outstanding monetary Obligations owing with respect to the Loans have been paid in full and the Commitments have been terminated (it being understood and agreed to that Agent shall be under no obligation to account for any outstanding monetary Obligations owing to any Lender that have not been reported to Agent in writing by such Lender and Agent may assume that no such non-reported monetary Obligations owing to such Lender exist for purposes of this clause (i)); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted under this Agreement (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or

(iii) subject to Section 11.01, if approved, authorized or ratified in writing by Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a purchase money (or its equivalent) Lien on such Collateral which is permitted by hereunder (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Indebtedness secured by any such Lien is permitted hereunder). Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 10.10.

Section 10.11. [Reserved].

Section 10.12. Subordination Agreements. Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into any subordination or intercreditor agreement, if any, pertaining to any other Indebtedness permitted to be incurred by Borrower hereunder, on its behalf and to take such action on its behalf under the provisions of any such agreement, including, without limitation, the Subordination Agreement. Each Lender further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any other such Indebtedness, including, without limitation, the Subordination Agreement, and each Lender hereby authorizes Agent to issue blockages notices in connection with any such Indebtedness.

Section 10.13. Actions in Concert. Each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent.

Section 10.14. No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

XI. WAIVER; AMENDMENTS.

Section 11.01. General Terms. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by (i) Borrower (with respect to Loan Documents to which Borrower is a party), (ii) Agent, and (iv) the Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such express designation herein, by Required Lenders (or by Agent at the direction of such Lenders or Required Lenders), and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and the Borrower (but, for the avoidance of doubt, without requiring the consent of any other Lender), do any of the following: (1) increase any of the Loan Commitments (provided, that only the Lenders participating in any such increase of the Loan Commitments shall be considered directly affected by such increase), (2) extend the date scheduled for payment (as opposed to any mandatory prepayment or the rescission of an election to accelerate) of any principal of or interest on the Loan or any fees or other amounts payable hereunder or under the other Loan Documents, (3) reduce the principal amount of any Loan, the amount or rate of interest thereon (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.02), or any fees or other amounts payable hereunder or under the other Loan Documents or (4) amend the provisions of Section 2.05 or the pro rata sharing provisions thereof; and

(b) no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders in addition to Agent and Borrower, do any of the following: (1) change the definition of Required Lenders, (2) change any provision of this Article XI, (3) amend the provisions of Section 2.05, or (4) reduce the aggregate Pro Rata Shares required to effect any amendment, modification, waiver or consent under the Loan Documents.

Notwithstanding the provisions of this Article XI to the contrary, any amendment, modification, waiver or consent to cure any ambiguity, omission, defect or inconsistency in any Loan Document shall only require the signature of Agent and Borrower.

Section 11.02. Agency Provisions. No amendment, modification, waiver or consent shall, unless in writing and signed by Agent, as applicable, in addition to the Borrower and Required Lenders (or all the Lenders directly affected thereby or all of the Lenders, as the case may be in accordance with the provisions above), affect the rights, privileges, duties or obligations of Agent (including without limitation under the provisions of Article X) under this Agreement or any other Loan Document.

Section 11.03. [Reserved].

Section 11.04. [Reserved].

Section 11.05. Inability to Determine Rates; Temporary Inability.

(a) Subject to Section 11.05(b), if, on or prior to the first day of any Interest Period, (i) Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or (ii) Required Lenders determine that for any reason that Term SOFR for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and Required Lenders have provided notice of such determination to Agent, Agent will promptly so notify Borrower and each Lender. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make a Loan shall be suspended (to the extent of the affected Loans or affected Interest Periods) until Agent (with respect to clause (ii), at the instruction of Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Loans (to the extent of the affected Loans or affected Interest Periods).

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document..

(iii) Notices; Standards For Decisions and Determinations. Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 11.05(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 11.05(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 11.05(b).

(iv) any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (A) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Loan to be made during any Benchmark Unavailability Period.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officer as of the day and year first written above.

CCP AGENCY, LLC, as Agent
By: Comvest Capital Advisors LLC, its sole Member
By: /s/ Greg Reynolds
Name: Greg Reynolds
Title: Partner

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officer as of the day and year first written above.

CCP California VI, LLC, as a Lender
By: /s/ Greg Reynolds
Name: Greg Reynolds
Title: Partner

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officer as of the day and year first written above.

BORROWER:
SURF AIR MOBILITY INC.

By: /s/ Deanna White
Name: Deanna White
Title: Interim Chief Executive Officer

Credit Agreement

SCHEDULE A

COMMITMENTS AND PRO RATA SHARES

Lender	Initial Term Loan Commitment	Initial Term Loan Pro Rata Share	Delayed Draw Term Loan Commitment	Delayed Draw Term Loan Pro Rata Share
CCP California VI, LLC	$44,500,000.00	100.00%	$5,500,000	100.00%
TOTALS	$44,500,000.00	100.00%	$5,500,000	100.00%

108240302.15